Exhibit 10.1

AMENDMENT TO

SEPARATION AGREEMENT AND GENERAL RELEASE

This Amendment to the Separation Agreement and General Release made and entered into on April 6, 2012 (the “Agreement”) is made and entered into this 27th day of July (the “Amendment”), by and among Webster Financial Corporation, a Delaware corporation (“Webster”), Webster Bank, National Association (the “Bank”), and Jeffrey N. Brown (hereinafter “Brown”).

WHEREAS Brown has served Webster as its Executive Vice President, Human Resources, Marketing and Communications;

WHEREAS Brown has served the Bank as its Executive Vice President, Human Resources, Marketing and Communications; and

WHEREAS under the Agreement Brown, Webster, and the Bank have agreed that Brown will terminate his employment relationship and resign from all positions with Webster, the Bank, and all of their respective directly and indirectly owned subsidiaries and affiliates effective July 31, 2012, including all employment, officer, and other positions, under the terms and conditions of the Agreement.

WHEREAS Webster and the Bank wish to continue Brown’s employment through to August 31, 2012 and Brown has agreed to the continuation of his employment.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Continued Employment and New Employment Termination Date. Brown agrees to continue to serve as an employee in order to assist Webster and the Bank in an orderly transition until August 31, 2012 (the “Termination Date”), at which point his employment with Webster and the Bank will terminate. Accordingly, and with the exception of the resignation of all positions which under the Agreement occurs on July 31, 2012, all references in the Agreement to the Termination Date shall become references to August 31, 2012. After the Termination Date, Brown shall not be entitled to the receipt of any further payments or benefits from Webster or the Bank other than those expressly provided for in the Agreement as modified by this Amendment.

2. Change Date References. The references to July 31, 2013 in Sections 3(b)(i) and (iv) of the Agreement shall instead be references to August 31, 2013. The reference in Section 11 of the Agreement to August 30, 2012 shall instead be to September 30, 2012.

3. Pro Rata Bonus. Section 3(b)(iii) of the Agreement is hereby modified to replace the reference to “7/12ths” with “8/12ths”. Accordingly, the pro rata payment under Section 3(b)(iii) of the Agreement shall instead be $140,398.

4. Construction. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Gerald P. Plush
Name: Gerald P. Plush
Title: President and Chief Operating Officer

Date: July 27, 2012

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Renee P. Seefried
	Name:	Renee P. Seefried
	Title:	Senior Vice President—Regulatory Group

Date: July 27, 2012

JEFFREY N. BROWN

/s/ Jeffrey N. Brown

Date: July 27, 2012

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